Exhibit 99.1

FOR MORE INFORMATION, CONTACT:

Paul Carlson

Cascade Microtech, Inc.

(503) 601-1000

CASCADE MICROTECH ANNOUNCES NEW CEO

Cascade Microtech Inc. Appoints Michael D. Burger President and Chief Executive Officer

BEAVERTON, Ore.— June 17, 2010—Cascade Microtech (NASDAQ:CSCD - News), a leading supplier of probe stations, engineering probes and RF probe cards, announced today that Michael D. Burger has been named president and chief executive officer of the company by the board of directors. Mr. Burger, 52, has most recently been president and chief executive officer of Merix Corporation, currently a wholly owned subsidiary of Viasystems Group, Inc., where he worked since 2007. Prior to that, Mr. Burger was president of the Components Business of Flextronics Corporation. Prior to Flextronics, he was president and member of the board of directors of ZILOG Corporation. For more than 20 years, Mr. Burger has successfully grown high technology businesses both domestically and in China. His extensive experience will be very important to Cascade’s global businesses development. Mr. Burger holds a B.S. degree in electrical engineering from the New Mexico State University and a certificate from the Stanford University International Executive Management Program. He starts at Cascade Microtech on July 6, 2010.

Mr. Burger was also elected to the Cascade Microtech board of directors. He continues to serve on the board of directors of Viasystems Group, Inc.

“Michael’s background in electronics manufacturing and semiconductor related industries makes him a perfect fit as Cascade’s new CEO. Along with the rest of the board of directors, I have confidence that he will make significant, long-term positive contributions to Cascade Microtech,” commented Dr. F. Paul Carlson, chairman of Cascade Microtech’s board of directors. “I also extend my thanks to the management team, who has done an outstanding job in running the company during this transition.”

“Cascade Microtech has great technology strengths, large and expanding market opportunities and a dedicated group of employees worldwide,” said Michael Burger. “I’m looking forward to building on that foundation and working with the existing team to continue our operating improvements, enhancing customer satisfaction and taking advantage of our great potential. Now we want to generate solid returns for our shareholders and create growth opportunities for our employees.”

About Cascade Microtech, Inc.

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise electrical and mechanical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to electrical data from wafers, ICs, IC packages, circuit boards and modules, MEMS, 3D ICs, LED devices and more. Cascade Microtech’s leading-edge semiconductor production test products include unique probe cards and test sockets that reduce manufacturing costs of high-speed and high-density semiconductor chips. For more information visit www.cascademicrotech.com.

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